Exhibit 10.15

REDEMPTION AGREEMENT

This Redemption Agreement (this “Agreement”) is entered into as of November 7, 2007, between Hythiam, Inc., a Delaware corporation (the “Company”), and Highbridge International LLC, a limited liability company organized under the laws of the Cayman Islands (“Highbridge”).

RECITALS

A.           The Company and Highbridge entered into a Securities Purchase Agreement dated January 17, 2007 (the “Note Agreement”) whereby the Company sold Highbridge a $10 million Senior Secured Note issued on January 18, 2007 (the “Note”);

B.           The Company and Highbridge have entered into a Securities Purchase Agreement concurrently herewith (the “Stock Agreement”), pursuant to which Highbridge is purchasing a total of 2,160,752 Shares (as defined in the Stock Agreement) and 540,188 Warrant Shares (as defined in the Stock Agreement) for an aggregate Subscription Amount (as defined in the Stock Agreement) of $10,350,002.08; and

C.           The Company desires to redeem $5,000,000 Principal amount of the Note at the applicable Company Optional Redemption Price with a portion of the Subscription Amount owed by Highbridge under the Stock Agreement.

D.           Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Note.

AGREEMENT

1.
Notwithstanding the provisions of the Note and the other Transaction Documents, pursuant to Section 5 of the Note, the Company hereby agrees to redeem $5,000,000 Principal amount of the Note at the applicable Company Optional Redemption Price of 107% of the Principal amount of the Note to be redeemed, plus accrued and unpaid interest thereon through the Company Optional Redemption Date in an amount equal to $32,294.52, which for purposes of the Company Optional Redemption contemplated by this Agreement shall occur concurrently with the closing of the transactions contemplated by the Stock Agreement.

2.
The Company and Highbridge hereby agree that the payment of the Company Optional Redemption Price pursuant to paragraph 1 above shall be made by a reduction in the funds required to be paid by Highbridge under the Stock Agreement.

3.
With respect to the Company Optional Redemption provided for under paragraph 1 above, the Company and Highbridge hereby waive each of their respective rights to any notice, deliverables or other required mechanics of redemption under the Note and the Note Agreement and waive any other provisions of the Note and Note Agreement as necessary in order to effectuate the purpose and effect of the transactions contemplated herein.

4.	The parties hereto confirm that the remaining Principal amount of the Note is $5,000,000 and shall in all other respects remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused their respective signature page to this Redemption Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

HYTHIAM, INC.	HIGHBRIDGE INTERNATIONAL LLC
By: HIGHBRIDGE CAPITAL
MANAGEMENT, LLC,
its Trading Manager

By: /s/ Chuck Timpe	By: /s/ Adam J. Chill
Name: Chuck Timpe	Name: Adam J. Chill
Title: Chief Financial Officer	Title: Managing Director